Exhibit 10.5

AMENDED AND RESTATED
KAISER FEDERAL BANK
2005 EXECUTIVE NONQUALIFIED RETIREMENT PLAN

Kaiser Federal Bank (the “Company”), originally established this 2005 Executive Nonqualified Retirement Plan (the “Plan”), effective January 1, 2005, for the purpose of attracting high quality executives and promoting in its key executives increased efficiency and an interest in the successful operation of the Company. This Plan is hereby amended and restated effective as of January 1, 2005, as set forth herein.

WITNESSETH:

WHEREAS, the Company wishes to sponsor a plan of deferred compensation for a select group of management and highly compensated employees as such term is defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

WHEREAS, the Company recognizes the valuable services heretofore performed for it by such executives and wishes to encourage their continued employment and to provide them with additional incentive to achieve corporate objectives;

WHEREAS, the Company wishes to provide the terms and conditions upon which the Company shall pay additional retirement benefits to the executives;

WHEREAS, the Company intends this Plan to be considered an unfunded arrangement, maintained primarily to provide supplemental retirement income for its executives, members of a select group of management or highly compensated employees of the Company, for tax purposes and for purposes of ERISA;

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), requires that certain types of nonqualified deferred compensation arrangements comply with its terms or subject the recipients of such compensation to current taxes and penalties;

WHEREAS, the Plan was originally drafted in a manner intended to comply with Code Section 409A, and is now being amended and restated to conform to the final Treasury Regulations (as defined herein) that were promulgated under Code Section 409A on April, 10, 2007.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

ARTICLE 1
Definitions

1.1   Account shall mean the account or accounts established for a particular Participant pursuant to Article 3 of the Plan.

1.2   Administrator shall mean the person or persons appointed by the Board of Directors of the Company to administer the Plan pursuant to Article 10.1 of the Plan.

1.3   Base Compensation shall mean the Participant’s annual base rate of pay from the Company, excluding incentive and discretionary bonuses and other non-regular forms of compensation, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.

1.4   Beneficiary shall mean the person(s) or entity designated as such in accordance with Article 9.1 of the Plan.

1.5   Board or Board of Directors shall mean the Board of Directors of the Company.

1.6   Bonus shall mean amounts paid to the Participant by the Company annually in the form of discretionary or incentive compensation or any other bonus designated by the Administrator before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.

1.7   Change in Control shall mean (1) a change in the ownership of the Company under paragraph (i) below, or (2) a change in effective control of the Company under paragraph (ii) below, or (3) a change in the ownership of a substantial portion of the assets of the Company under paragraph (iii) below:

(i)
Change in the ownership of the Company.  A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.

(ii)
Change in the effective control of the Company.  A change in the effective control of the Company shall occur on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or (B) a majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s Board of Directors prior to the date of the appointment or election, provided that this sub-section (B) is inapplicable where a majority shareholder of the Company is another corporation.

(iii)
Change in the ownership of a substantial portion of the Company’s assets.  A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition.  For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(iv)
For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation Section 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.  Notwithstanding anything herein to the contrary, the reorganization of the Company by way of a second step conversion shall not be considered a “Change in Control.”

1.8   Code shall mean the Internal Revenue Code of 1986, as amended.

1.9   Company shall mean Kaiser Federal Bank.

1.10      Company Contributions shall mean contributions made by the Company to the Plan on behalf of the Participant pursuant to Article 2.3 of the Plan.

1.11      Company Contributions Account shall mean the Account established to hold Company Contributions on behalf of the Participant pursuant to Article 3.1 of the Plan.

1.12          Crediting Rate shall mean the notional gains and losses credited on the Participant’s Account balance which are based on the Participant’s choice among the investment alternatives made available by the Administrator pursuant to Article 3.2 of the Plan.

1.13          Deferral Contributions shall mean elective deferrals made by the Participant to the Plan pursuant to Article 2 of the Plan.

1.14          Deferral Contributions Account shall mean the Account established on behalf of the Participant to hold the Participant’s Deferral Contributions pursuant to Article 3 of the Plan.

1.15          Disability shall mean a finding that a Participant is “disabled” within the meaning of Section 409A of the Code.  For these purposes, a Participant will be considered “disabled” if the Participant:

(a)           is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b)           is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under and accident and health plan covering employees of the Participant’s employer; or

(c)           is determined to be disabled by the Social Security Administration.

1.16          Distribution Date shall mean the date by which a lump sum payment shall be made or the date by which installment payments shall commence. Unless otherwise specified herein, the Distribution Date shall be on or before the last day of the month following the month in which the event triggering the payout occurs, or with respect to distributions from a Scheduled Withdrawal Account, the last day of the first month of a Plan Year for which a distribution is elected.  Notwithstanding the foregoing, in the event of the Separation from Service of a “Specified Employee,” solely to the extent necessary to avoid penalties under Code Section 409A, the Distribution Date shall be the first day of the seventh (7th) month following the Specified Employee’s Separation from Service.  In the case of death, distributions shall commence within 30 days of the date the Administrator is provided with the documentation reasonably necessary to establish the fact of the Participant’s death.

1.17          Eligible Executive shall mean a senior officer or other management or highly compensated executive of the Company selected by the Administrator to be eligible to participate in the Plan.

1.18          ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.19          Financial Hardship shall mean a financial hardship to the Participant arising as the result of an Unforeseeable Emergency.

1.20          Participant shall mean an Eligible Executive who has elected to participate and has completed a Participant Election Form pursuant to Article 2 of the Plan.

1.21          Participant Election Form shall mean the written agreement to make a deferral submitted by the Participant to the Administrator on a timely basis pursuant to Article 2 of the Plan.

1.22          Plan Year shall mean the calendar year.

1.23          Qualified Plan shall mean the Kaiser Federal Retirement Savings Plan as amended from time to time.

1.24          Retirement Eligibility Date shall mean the date on which the Participant attains age sixty (60).

1.25          Scheduled Withdrawal shall mean the distribution elected by the Participant pursuant to Article 6 of the Plan.

1.26          Scheduled Withdrawal Account shall mean the Account established pursuant to Article 3 to hold amounts subject to a Scheduled Withdrawal election pursuant to Article 6 of the Plan.

1.27          Separation from Service means the Participant’s death, retirement or other termination of employment with the Company within the meaning of Code Section 409A.  No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the Participant’s right to reemployment is provided by law or contract.  If the leave exceeds six months and the Participant’s right to reemployment is not provided by law or by contact, then the Participant shall have a Separation from Service on the first date immediately following such six-month period.

Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Participant has provided services for the Company).

1.28         Specified Employee means an employee of the Company who is also a “key employee” as such term is defined in Section 416(i) of the Code, without regard to Paragraph 5 thereof, but only so long as the Company is publicly-traded.

1.29        Treasury Regulations means the regulations issued by the Treasury Department and/or other guidance issued by the Treasury Department or Internal Revenue Service under Code Section 409A.

1.30         Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or a dependent (as defined in Internal Revenue Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

1.31         Valuation Date shall mean the date through which earnings are credited and shall be the last day of the month coinciding with or immediately preceding the month in which the payout or other event triggering the valuation occurs.

1.32         Year of Service shall mean any Plan Year during which an individual completed at least 1,000 hours of employment, or satisfies any alternative requirement, as determined by the Administrator in accordance with any applicable regulations issued by the Department of Labor or the Internal Revenue Service.  For these purposes, all years of service with the Company, including years of service prior to adoption of the Plan, shall be credited to the Participant.

ARTICLE 2
Participation

2.1   Elective Deferral.  Each year, a Participant may elect to defer a whole percentage of Base Compensation and/or Bonus earned during the Plan Year up to a maximum percentage established by the Administrator for such Plan Year. The Administrator may further limit the maximum or the minimum amount of deferrals by any Participant or group of Participants in its sole discretion.

2.2   Participant Election Form.  In order to make a deferral, an Eligible Executive must submit a Participant Election Form to the Administrator during the enrollment period established by the Administrator prior to the beginning of the Plan Year during which the Base Compensation or Bonus is earned.  For Eligible Executives hired or promoted to eligibility during a Plan Year, the Administrator shall permit such persons to submit a Participant Election Form within thirty (30) days of first becoming eligible to participate and such election shall relate only to deferrals of Base Compensation or Bonus earned during the balance of such Plan Year after such enrollment period.  Each Participant shall be required to submit a new Participant Election Form on a timely basis (i.e., prior to the beginning of the Plan Year) in order to change the Participant’s deferral election for such Plan Year.  If no Participant Election Form is filed during the prescribed enrollment period, the Participant’s election for the prior Plan Year shall continue in force for the next Plan Year.

2.3   Discretionary Company Matching Contributions.  On or before the first day of each Plan Year, the Company, in its sole discretion, may choose to match Participant deferrals for such Plan Year under terms and conditions specified by the Administrator. If the Company elects to match Participant deferrals for a particular Plan Year, such matching contributions may be credited to the Participant’s Company Contribution Account at any time on or before the last day of January following such Plan Year, in the complete and sole discretion of the Administrator.

ARTICLE 3
Accounts

3.1   Participant Accounts.  Solely for recordkeeping purposes, one or more Accounts shall be maintained for each Participant: a Deferral Contributions Account, a Company Contributions Account and one or more Scheduled Withdrawal Accounts. The Participant’s elective deferrals under Section 2.1 shall be credited to the Deferral Contributions Account or a Scheduled Withdrawal Account as directed by the Participant at the time such amounts would otherwise have been paid to the Participant.  The Company Contribution Account shall be credited with Company Contributions as directed by the Administrator pursuant to Section 2.3. Accounts shall be deemed to be credited with notional gains or losses as provided in Section 3.2 from the date the deferral is credited to the Account through the Valuation Date.

3.2   Crediting Rate.  The Crediting Rate on amounts in a Participant’s Account shall be based on the Participant’s choice among the investment alternatives made available from time to time by the Administrator. The Administrator shall establish a procedure by which a Participant may elect to have the Crediting Rate based on one or more investment alternatives. Such procedure shall allow Participants to change investment elections at least quarterly and to elect to have Accounts automatically rebalanced according to investment elections at least quarterly. The Participant’s Account balance shall reflect the investments selected by the Participant. If an investment selected by a Participant sustains a loss, the Participant’s Account shall be reduced to reflect such loss. The Participant’s choice among investments shall be solely for purposes of calculation of the Crediting Rate. If the Participant fails to elect an investment alternative, the Crediting Rate shall be based on the investment alternative selected for this purpose by the Administrator. The Company shall have no obligation to set aside or invest funds as directed by the Participant and, if the Company elects to invest funds as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor. During payout, the Participant’s Account shall continue to be credited at the Crediting Rate selected by the Participant from among the investment alternatives or rates made available by the Administrator for such purpose. Installment payments shall be recalculated annually by dividing the account balance by the number of payments remaining without regard to anticipated earnings or in any other reasonable manner as may be determined from time to time by the Administrator.

3.3   Vesting of Accounts.  The balances of the Participant’s Deferral Contributions Account and Scheduled Withdrawal Account shall be fully vested at all times. The balance of the Participant’s Company Contributions Account shall be vested based on the Participant’s Year of Service according to the following schedule:

Completed Years of Service	Percentage of Crediting Rating

Less than 2	0%

2 but less than 3	20%

3 but less than 4	40%

4 but less than 5	60%

5 but less than 6	80%

6 or more	100%

Notwithstanding the foregoing, the Participant’s Company Contributions Account shall be fully vested in the event of the Participant’s Separation from Service following the Participant’s Retirement Eligibility Date, Disability or death.  In the event of the Participant’s Separation from Service prior to completion of six (6) Years of Service, the Participant shall forfeit to the Company the unvested balance of the Participant’s Company Contributions Account.

3.4   Statement of Accounts.  The Administrator shall provide each Participant with statements at least annually setting forth the Participant’s Account balance as of the end of each year.

ARTICLE 4
Benefits

4.1   Retirement Benefits.  Subject to the provisions of Section 3.3 hereof (concerning vesting of Company Contributions), in the event of the Participant’s Separation from Service the Participant shall be entitled to receive an amount equal to the total balance of the Participant’s Account credited with notional earnings as provided in Article 3 through the Valuation Date.  The benefits shall be paid in a lump sum, or in annual installments over a specified period of not more than fifteen (15) years in accordance with the timely election of the Participant on the Transition Year Election Form attached hereto as Exhibit A.  Payments shall begin on the Distribution Date following the Participant’s Separation from Service.

4.2   Disability Benefit.  Upon the Participant’s Disability, the Participant shall be entitled to receive an amount equal to the total balance of the Participant’s Account credited with notional earnings as provided in Article 3 through the Valuation Date.  Benefits payable due to Disability shall be paid in a single lump sum unless the Participant makes a timely election (i.e., before December 31, 2008, or if later, the expiration of the 409A transition period) to have the benefits paid in annual installments over a specified period of not more than fifteen (15) years.  Payments shall begin on the Distribution Date following the final determination of the Participant’s Disability.

4.3   Change in Control Benefit.  In the event of a Change in Control of the Company, the Participants’ vested Account balance shall be paid to the Participants in a lump sum at the time of the Change in Control, unless a Participant has selected an alternative form of distribution upon a Change in Control pursuant to the Transition Year Election Form.  Such an election, if made, will be made by a Participant not later than December 31, 2008, or if later, the expiration of the 409A transition period.

ARTICLE 5
Death Benefits

5.1   Survivor Benefit Before Benefits Commence.  If the Participant dies prior to commencement of benefits under Article 4, the Company shall pay to the Participant’s Beneficiary a death benefit equal to the total balance of the Participant’s Account credited with notional earnings as provided in Article 3 through the Valuation Date.  The death benefit shall be paid in a single lump sum on the Distribution Date following the date the Participant’s death is established by reasonable documentation.

5.2   Survivor Benefit After Benefits Commence.  If the Participant dies after benefits have commenced under Article 4, the Company shall pay to the Participant’s Beneficiary an amount equal to the remaining benefits payable to the Participant under the Plan over the same period such benefits would have been paid to the Participant.

ARTICLE 6
Scheduled Withdrawal

6.1   Election.  The Participant may make an irrevocable election on the Participant Election Form or the Transition Year Election Form (Exhibit A hereto) at the time of making a deferral to take a Scheduled Withdrawal from the Scheduled Withdrawal Account established for such purpose, including any earnings credited thereon. The Participant may elect to receive the Scheduled Withdrawal in any Plan Year on or after the third Plan Year following the enrollment period in which such Scheduled Withdrawal is elected and may elect to have the Scheduled Withdrawal distributed in annual installments over a period of up to fifteen (15) years.  Except as otherwise permitted in accordance with Section 6.3 hereof, the Participant may not change the Scheduled Withdrawal date for an Account containing previously deferred amounts. The Participant may establish separate Scheduled Withdrawal Accounts with different payout dates with respect to separate Plan Years hereunder.

6.2   Timing of Scheduled Withdrawal.  The Scheduled Withdrawal shall be paid by the Company to the Participant commencing on the Distribution Date of the Plan Year elected and continuing over the period elected by the Participant.  Notwithstanding the foregoing, in the event of a Participant’s Separation from Service, Disability or death prior to the date elected for the Scheduled Withdrawal, the Scheduled Withdrawal shall be paid in the form provided in Articles 4 or 5 of the Plan applicable to such termination of service.

6.3   Changes in Distribution Option.

(i)           Notwithstanding anything herein to the contrary, a Participant may change his distribution option hereunder through December 31, 2008 (or if later, the end of the 409A transition period), provided, however, that in 2008 a Participant cannot change payment elections with respect to payments that the Participant would otherwise receive in 2008, or cause payments to be made in 2008.  Any transition period changes shall be made on such forms as are provided by the Administrator and shall be filed with the Administrator during the applicable transition period.

(ii)          In the event a Participant wishes to modify the time or form of payment of his distribution option after December 31, 2008 (or if later, the end of the 409A transition period) with respect to payments on Separation from Service (i.e., from installments to lump sum or vice versa), the Participant may do so by filing a written election with the Administrator, provided that:

(1)           the subsequent election shall not be effective for at least 12 months after the date on which the subsequent election is made; and

(2)           other than with respect to distributions on account of the Participant’s death or Disability, or due to an Unforeseeable Emergency, the first payment for which the subsequent election is made shall be deferred for a period of not less than 5 years from the date on which such payment would otherwise have been made; and

(3)           with respect to payments made from a Scheduled Withdrawal Account, such election must be made at least 12 months before the date the first payment is otherwise scheduled to be made from such Account.

ARTICLE 7
Financial Hardship Distribution

Financial Hardship Distribution.  Upon a finding that the Participant (or, after the Participant’s death, a Beneficiary) has suffered a Financial Hardship, the Administrator may authorize a distribution in an amount necessary to relieve the Financial Hardship.  The distribution may include amounts reasonably necessary to cover any taxes due on the Financial Hardship distribution.  Such distributions shall be subject to the guidance set forth in Treasury Regulations issued under Code Section 409A.  After a distribution based on Financial Hardship from either this Plan or the Qualified Plan, a Participant’s deferrals under this Plan shall cease and the Participant shall not be allowed to make a new deferral election until the enrollment period following one full calendar year from the date of such Financial Hardship distribution.

ARTICLE 8
Amendment and Termination of Plan

8.1           General Rule.  The Company may, at any time, direct the Administrator to amend or terminate the Plan, except that no such amendment or termination may reduce a Participant’s Account balance.

8.2           Payment Upon Plan Termination.  Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Company shall pay out to each Participant his vested benefit in a lump sum payment as if the Participant had terminated service as of the effective date of the complete termination.  Notwithstanding the foregoing, such complete termination of the Plan shall occur only under the following circumstances and conditions:

(a)
The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a Bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)
The Board may terminate the Plan by Board action taken within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Company are terminated so that the Participants and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.

(c)
The Board may terminate the Plan at any time provided that (i) all arrangements sponsored by the Company that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (ii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iii) all payments are made within 24 months of the termination of the arrangements; and (iv) the Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within three years following the date of termination of the arrangement.

ARTICLE 9
Beneficiaries

9.1   Beneficiary Designation.  The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The Beneficiary designation shall be effective when it is submitted in writing to and acknowledged by the Administrator during the Participant’s lifetime on a form prescribed by the Administrator.

9.2   Revision of Designation.  The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations.

9.3   Successor Beneficiary.  If the primary Beneficiary dies prior to complete distribution of the benefits provided in Article 5, the remaining Account balance shall be paid to the contingent Beneficiary elected by the Participant in the form of a lump sum payable no later than the last day of the month following the month in which the primary Beneficiary’s death is established.

9.4   Absence of Valid Designation.  If a Participant fails to designate a Beneficiary as provided above, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Administrator shall direct the distribution of such benefits to the Participant’s estate.

ARTICLE 10
Administration/Claims Procedures

10.1          Administration.  The Plan shall be administered by the Administrator, which shall have the exclusive right and full discretion (i) to interpret the Plan, (ii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (iii) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (iv) to make all other determinations necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan.  All interpretations of the Administrator with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby.  No member of the Administrator shall be liable for any determination, decision, or action made in good faith with respect to the Plan.  The Company will indemnify and hold harmless the members of the Administrator from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

10.2          Claims Procedure.  Any Participant, former Participant or Beneficiary may file a written claim with the Administrator setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Administrator shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period. If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant shall have up to one hundred and eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred and eighty (180) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim.

10.3          Review Procedures.  Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Administrator and shall be a full and fair review. The claimant shall have the right to review all pertinent documents. The Administrator shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation of the claimant’s right to submit the claim for binding arbitration pursuant to Section 12.11.

ARTICLE 11
Conditions Related to Benefits

11.1          Nonassignability.  The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by any person, at any time, or to any person whatsoever. Those benefits shall be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law.

11.2          No Right to Company Assets.  The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder.

11.3          Protective Provisions.  The Participant shall cooperate with the Company by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, and taking such other actions as may be requested by the Administrator. If the Participant refuses to so cooperate, the Company shall have no further obligation to the Participant under the Plan. In the event of the Participant’s suicide during the first two (2) years in the Plan, or if the Participant makes any material misstatement of information, then no benefits shall be payable to the Participant under the Plan, except that benefits may be payable in a reduced amount in the sole discretion of the Administrator.

11.4          Withholding.  The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and employment tax requirements applicable to the payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required, including, without limitation, by the reduction of other amounts payable to the Participant.

11.5          Assumptions and Methodology.  The Administrator shall establish the actuarial assumptions and method of calculation used in determining the present or future value of benefits, earnings, payments, fees, expenses or any other amounts required to be calculated under the terms of the Plan. The Administrator shall also establish reasonable procedures regarding the form and timing of installment payments.

11.6          Trust.  The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan. Notwithstanding the foregoing, upon a Change of Control of the Company, the Company shall make a contribution to an irrevocable “rabbi” trust to provide for payment of benefit previously accrued under the Plan equal to the following:

(a)   one hundred and ten percent (110%) of the present value of all vested and unvested accrued benefits payable to Participants or beneficiaries under the Plan on a pre-tax basis; plus

(b)   the present value of all reasonably anticipated fees and expenses (including reasonably anticipated legal expenses) of the Trust for the duration of the Trust, which shall be presumed to be at least two percent (2%) of the amount in paragraph (a) unless the Trustee determines that a greater number is appropriate; less

(c)   the current fair market value of all the assets held in the Trust immediately before such contribution.

11.7          Accelerated Distributions.  Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder.  Notwithstanding the foregoing, payments may be accelerated hereunder by the Company, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department.  Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of the Participant to the Company; (vii) in satisfaction of certain bona fide disputes between the Participant and the Company; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

ARTICLE 12
Miscellaneous

12.1          Successors of the Company.  The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

12.2          Employment Not Guaranteed.  Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Company.

12.3          Gender, Singular and Plural.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

12.4          Captions.  The captions of the articles, paragraphs and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

12.5          Validity.  In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

12.6          Waiver of Breach.  The waiver by the Company of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

12.7          Notice.  Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Administrator, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Administrator.

12.8          Errors in Benefit Statement or Distributions.  In the event an error is made in a benefit statement, such error shall be corrected on the next benefit statement following the date such error is discovered.  In the event of an error in a distribution, the Participant’s Account shall, immediately upon the discovery of such error, be adjusted to reflect such under or over payment and, if possible, the next distribution shall be adjusted upward or downward to correct such prior error. If the remaining balance of a Participant’s Account is insufficient to cover an erroneous overpayment, the Company may, at its discretion, offset other amounts payable to the Participant from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law) to recoup the amount of such overpayment(s).

12.9          ERISA Plan.  The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

12.10        Applicable Law.  In the event any provision of, or legal issue relating to, this Plan is not fully preempted by ERISA, such issue or provision shall be governed by the laws of the State of California, without regard to conflict of law provisions.

12.11        Arbitration.  Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures under Article 10 shall be settled by arbitration in accordance with the applicable Employment Dispute Resolution Rules of the American Arbitration Association. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of the 17th day of December 2008.

KAISER FEDERAL BANK

/s/ Jeanne Thompson
By:
Its: Assistant Secretary